Exhibit 99.1

FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman

610-581-4800 or

610-525-2531 (evening)

Joseph W. Rebl, Treasurer

610-526-2466 or

609-814-0507 (evening)

Bryn Mawr Bank Corporation Announces a 7% Increase in Diluted Earnings per Share from Continuing Operations in 2003

BRYN MAWR, Pa., January 15, 2004—Bryn Mawr Bank Corporation, (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company, (the “Bank”), announced that income from continuing operations for the year 2003 rose 6% to $11,272,000 from $10,642,000 for the same period in 2002. Diluted earnings per share from continuing operations stood at $1.28, a 7% increase over $1.20 reported for the twelve months ended December 31, 2002.

Both net income and diluted earnings per share declined 8% to $9,356,000 or $1.06 per share for 2003 from $10,207,000 or $1.15 per share for 2002, due to a net loss resulting from the discontinued operations of the Corporation’s family office subsidiary in the second quarter of 2003.

Net income for the fourth quarter of 2003 increased 5% to $2,795,000 from $2,670,000 for the fourth quarter of 2002, and diluted earnings per share rose 3% to 31¢ per share from 30¢ per share. Results for the fourth quarter of 2002 were adversely affected by a $491,000, or 6¢ per share loss incurred by the discontinued operation.

Income from continuing operations for the fourth quarter of 2003 declined 13% to $2,741,000 from $3,161,000 reported for fourth quarter 2002. Diluted earnings per share from continuing operations were 31¢, a 14% decline from 36¢ for the fourth quarter of 2002.

According to Corporation Chairman Ted Peters, “Rising mortgage interest rates caused a sharp decline in the volume of residential mortgage loans originated during the fourth quarter of 2003. As a result, the sale of residential mortgage loans declined 77% from $231 million in the fourth quarter of 2002 to $52 million in the same period in 2003. This decline in residential mortgage sale activity is directly responsible for an almost $3.3 million decrease in income from the sale of residential mortgages for the fourth quarter 2003, compared to the same quarter of 2002. This decrease was partially offset by an 11% increase of $240,000 in investment management and trust fees in fourth quarter 2003 compared to fourth quarter 2002.”

Peters continued, “A $1.5 million decrease in incentive expenses directly related to corporate profitability, as well as decreases in other costs associated with the mortgage banking business, enabled total other expenses to decrease by $2.4 million or 27% in the fourth quarter of 2003, compared to the same quarter of 2002.”

The Corporation’s balance sheet reported strong growth. Total outstanding loans were up 8%, while total deposits grew by 9% year to year. There were no outstanding short-term borrowings at year-end 2003, compared to $20 million at year-end 2002.

Net interest income for the year 2003 was level with 2002, attesting to the solid growth of the Bank’s earning assets in a continued low interest rate environment. Reflecting continued strong asset quality, the provision for loan loss was decreased to $750,000 for the year 2003, from $1 million for 2002.

In other business, the Corporation’s Board of Directors approved a quarterly dividend of 10¢ per share, payable March 1, 2004, to shareholders of record as of January 30, 2004.

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